Exhibit 10.1













                      STOCK PURCHASE AGREEMENT

                            by and among

                             RTM, Inc.

                         RTM Partners, Inc.

                                and

                     ALL OF THE STOCKHOLDERS OF

               Triarc Restaurants Disposition 1, Inc.

                                and

               Triarc Restaurants Disposition 2, Inc.

                          and Arby's, Inc.

                         February 13, 1997
                     -------------------------








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                          TABLE OF CONTENTS
                                                                PAGE

     ARTICLE I......................................................
         DEFINITIONS................................................
              1.1 Definitions.......................................

     ARTICLE II.....................................................
         PURCHASE AND SALE OF SHARES................................
              2.1 Sale and Purchase of Shares.......................
              2.2 Delivery of Shares................................
              2.3 Consideration to be Paid by Holdco; Allocation....
              2.4 Transfer of Assets to Newco; Liabilities Assumed by Newco
              2.5  Excluded Liabilities.............................
              2.6 Post Closing Adjustments to Purchase Price........

     ARTICLE III....................................................
         REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............
              3.1 Organization and Authority; Formation of Newco....
              3.2 Corporate Power and Authority; Due Authorization..
              3.3 No Conflict; Consents.............................
              3.4 Compliance with Laws..............................
              3.5 Inventory.........................................
              3.6 Title to Assets...................................
              3.7 Litigation; Judgments.............................
              3.8 Benefit Plans and ERISA...........................
              3.9 Financial Information.............................
              3.10 No Broker or Finder..............................
              3.11 No Hazardous Substance...........................
              3.12 Restaurants......................................
              3.13 Owned Store Real Property; Liens.................
              3.14 Capitalization...................................
              3.15 Ownership of Shares..............................
              3.16 Subsidiaries.....................................
              3.17 Contracts and Agreements.........................
              3.18 Arby's Canada, Inc...............................
              3.19 Standards........................................

     ARTICLE IV.....................................................
         REPRESENTATIONS AND WARRANTIES OF HOLDCO...................
              4.1 Organization and Authority........................
              4.2 Corporate Power and Authority; Due Authorization..
              4.3 No Conflict; Consents.............................
              4.4 Litigation; Judgments.............................
              4.5 No Broker or Finder...............................
              4.6 Capitalization of Holdco..........................
              4.7 Arby's Employees..................................
              4.8 Purchase for Investment...........................
              4.9 No Liquidation....................................

     ARTICLE V......................................................
         COVENANTS AND AGREEMENTS...................................
              5.1 Conduct of Business Prior to Closing..............
              5.2 Full Access.......................................
              5.3 Payment by the Sellers of the Sellers' Vendors....
              5.4 Arby's Fees.......................................
              5.5 FFCA Loan Agreements..............................
              5.6 New Products and Marketing Programs; Training
                  Facilities; Multi-Branding........................
              5.7 Employee Matters..................................


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              5.8 Cooperation; Power of Attorney; Operating Agreement
              5.9 Purchase of POS Equipment.........................
              5.10 Title and Environmental Reports..................
              5.11 Tax Covenants....................................
              5.12 Licenses.........................................
              5.13 Premerger Notification...........................
              5.14 Further Assurances...............................
              5.15 Replacement of Bonds and Letters of Credit.......
              5.16 FFCA Loan Agreements.............................
              5.17 Amendment of all Schedules.......................
              5.18 Excluded Liabilities.............................
     ARTICLE VI.....................................................
         CONDITIONS TO HOLDCO'S OBLIGATIONS.........................
              6.1 Representations and Warranties True;
                  Obligations Performed.............................
              6.2 Closing Deliveries of the Sellers.................
              6.3 No Injunction.....................................
     ARTICLE VII....................................................
         CONDITIONS TO THE SELLERS' OBLIGATIONS.....................
              7.1 Representations and Warranties True;
                  Obligations Performed.............................
              7.2 Closing Deliveries of Holdco and Newco............
              7.3 No Injunction.....................................

     ARTICLE VIII...................................................
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
              8.1 Survival of Representations and Warranties of the
                  Sellers and Arby's After Closing..................
              8.2 Obligation of the Sellers and Arby's to Indemnify.
              8.3 Obligation of Holdco to Indemnify.................
              8.4 Notice and Opportunity to Defend..................
              8.5 Limitations on Indemnification....................
              8.6 Computation of Losses.............................
              8.7 Sole Remedy.......................................

     ARTICLE IX.....................................................
         MISCELLANEOUS PROVISIONS...................................
              9.1 Headings..........................................
              9.2 Entire Agreement; Amendment; Waiver...............
              9.3 Counterparts......................................
              9.4 Binding Effect....................................
              9.5 Expenses..........................................
              9.6 Nature of Representations.........................
              9.7 Notices...........................................
              9.8 Governing Law.....................................
              9.9 Jurisdiction.  ...................................
              9.10 Confidentiality..................................
              9.11 Public Announcement..............................
              9.12 Severability.....................................
              9.13 Limitation on Rights of Third Parties............
              9.14 Valuation For Tax Reporting Purposes.............
              9.15 Cooperation on Taxes.............................
              9.16 Termination and Cancellation.....................
              9.17 Assignment.......................................
              9.18 No Solicitation, Etc.............................


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SCHEDULES
     1(a)     --  Restaurants
     1(b)     --  Multi-Brand Locations
     2        --  Owned Store Real Property
     3        --  Capitalized Leases
     4        --  Operating Leases and Other Debt Documents
     5        --  Equipment Leases
     6        --  Petty Cash
     7        --  Restaurant Leases
     2.5      --  Excluded Liabilities
     3.3      --  No Conflict; Consents
     3.4      --  Compliance with Laws
     3.7      --  Litigation; Judgements
     3.11     --  No Hazardous Substance
     3.13     --  Owned Store Real Property; Liens
     3.16     --  Subsidiaries
     3.17     --  Contracts
     4.6      --  Capitalization of Holdco
     5.5      --  Amendments to FFCA Loan Agreements
     5.15     --  Bonds and Letters of Credit
     6.2(j)   --  Restaurants Requiring Landlord's Estoppel Certificates
                  and Consents
     7.2(m)   --  Indemnification of Guarantees
     7.2(s)   --  Restaurants Requiring Landlord's Estoppel Certificates
                  and Consents

EXHIBITS
     1(a), (b), (c) -- Form of Multi-Brand Licenses
     2.3      --  Form of Notes
     5.8      --  Form of Operating Agreement
     6.2(c)   --  Form of Lease Assignment and Assumption Agreements
     6.2(e)   --  Consents
     6.2(f)   --  Form of FIRPTA Certificate
     6.2(h)   --  Form of Special Warranty Bill of Sale
     6.2(i)   --  Form of Special Warranty Deed
     6.2(j)   --  Form of Landlord's Estoppel Certificates and Consents
     6.2(k)   --  Form of Quitclaim Deed
     6.2(l)   --  Form of Equipment Lease Assignment and Assumption Agreement
     6.2(m)   --  Form of Owner's Affidavit
     6.2(r)   --  Form of Management Agreement
     7.2(j)   --  Holdco Consents
     7.2(k)   --  Form of Option Agreement
     7.2(l)   --  Form of Guaranty
     7.2(n)   --  Form of Development Agreement
     7.2(s)   --  Form of Landlord's Estoppel Certificates and Consents



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                      STOCK PURCHASE AGREEMENT


         THIS AGREEMENT dated the ___ day of February, 1997, by and among Arby's, Inc. ("Arby's"), Arby's Restaurant Development Corporation, a Delaware corporation ("ARDC"), Arby's Restaurant Holding Company, a Delaware corporation ("ARHC"), Arby's Restaurant Operations Company, a Delaware corporation ("AROC"), RTM Partners, Inc., a Georgia subchapter S corporation ("Holdco"), and, for purposes of Paragraph 5.7, 5.11, 9.14 and 9.15 only, RTM, Inc., a Georgia corporation ("RTM"). Each of ARDC, ARHC and AROC is sometimes herein referred to as a "Seller" and ARDC, ARHC and AROC are sometimes herein collectively referred to as the "Sellers."
         The Sellers and Arby's own and operate those certain three hundred fifty-five (355) restaurants operating under the trade name of "Arby's(R)," described on Schedule 1(a) attached hereto and by this reference incorporated herein (hereinafter referred to as the "Restaurants").
         Prior to the Closing (as hereinafter defined), the Sellers, other than ARDC, will, subject to the receipt of all requisite consents and approvals, convey the Restaurants and the shares in the Subsidiaries (as hereinafter defined) and the Assets that they hold (as hereinafter defined) to Triarc Restaurants Disposition 1, Inc., a Delaware corporation ("Newco One"), subject to certain liabilities described herein, in exchange for all of the issued and outstanding common stock, par value $1.00, per share (the "Newco One Shares"), of Newco One, and ARDC will, subject to receipt of all requisite consents and approvals, convey the Restaurants and Assets that it owns to Triarc Restaurants Disposition 2, Inc., a Delaware corporation ("Newco Two"), subject to certain liabilities described herein, in exchange for all of the issued and outstanding common stock, par value $1.00, per share (the "Newco Two Shares" and, together with the Newco One Shares, the "Shares") of Newco Two. Holdco desires to purchase , and the Sellers desire to sell, convey, assign and transfer to Holdco, all of the Shares. Newco One and Newco Two are sometimes hereinafter collectively referred to as "Newco."
         The parties hereto desire to enter into this Agreement for the purpose of setting forth the terms and conditions upon which the foregoing will be accomplished.


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                             ARTICLE I
                            DEFINITIONS
         1.1 Definitions. For purposes of this document, the following definitions shall control and have the meanings as set forth herein:
         1. "Accrued Personal Absence Pay" means the aggregate amount of personal absence pay, including the effect of all employee benefits such as FICA, that will be earned as of the Closing Date by those Affected Employees (as hereinafter defined) who are employees of Sellers or Arby's on the Closing Date and who are hired by RTM or Newco One on the Closing Date.
         2. "Accrued Vacation Pay" means the aggregate amount of accrued vacation pay as of the Closing Date, excluding pay for holidays, but including the effect of all employee benefits such as FICA, for those Affected Employees who are employees of Sellers or Arby's on the Closing Date and who are hired by RTM or Newco One on the Closing Date.
         3. "Affiliate" means, with respect to any Person, any other person controlling, controlled by or under common control with, such Person.
         4. "Arby's Headquarters Employee" means any salaried employee of Arby's (as defined herein) employed at Arby's corporate offices in Ft. Lauderdale, Florida whose primary duties do not relate to the operation of the Restaurants.
         5. "Assets" means, subject to Paragraph 5.8 hereof, as of the Closing Date, all of the Sellers' right, title and interest in, and to, all of the assets located at the Restaurants that are used by the Sellers in the operation of the Restaurants, whether owned or leased by the Sellers, including, without limitation, the following: (i) all of the Sellers' right, title, and interest in and to the Restaurant Leases, whether as lessor or lessee or both; (ii) all Security Deposits; (iii) all leasehold improvements ("Leasehold Improvements") owned by the Sellers with respect to the leased Restaurants (if not included in the Restaurant Leases); (iv) all furniture, fixtures, equipment and personal property, including, without limitation, cash registers (to the extent not included under the POS Agreements), owned or leased by the Sellers and used in the business of and located at the Restaurants (hereinafter the "FF&E"); (v) all rights of the Sellers as lessor or lessee or both under the Equipment Leases;
(vi) all of the Sellers' right, title and interest in and


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to those certain tracts or parcels of land,  together with improvements  located thereon, owned by the Sellers and listed on Schedule 2 hereto (hereinafter referred to as "Owned Store Real Property"); (vii) all of the Seller's right, title and interest in and to all Assumed Contracts; (viii) all of the Sellers' rights under the POS Agreements, including, without limitation, the right to use the software described therein; (ix) all of the Sellers' rights under the ILC Agreements; (x) the Inventory; (xi) the Petty Cash; (xii) all District PP&E (as hereinafter defined); and (xiii) the capital stock of the Subsidiaries (as hereinafter defined). Notwithstanding anything herein to the contrary, except as expressly set forth in clauses (v), (vi), (viii), (ix) and (x) above or as otherwise provided in the Licenses, the Sellers are not transferring to Newco, and the Assets shall not include, the Seller's or Arby's right, title and interest in or to the right to use the name Arby's(R), P.T. Noodle's(R), T.J. Cinnamons(R) or ZuZu(R) or any other intellectual or intangible property of the Sellers or Arby's, or the service business operated by Arby's Canada, Inc., the rights of Arby's Canada, Inc. as subfranchisor of Store No. 2035 or any rights to tax refunds belonging to Arby's Canada, Inc.
         6. "Assumed Contracts" means all of the contracts to which Newco One or Newco Two is, or as of the Closing will be, a party or shall have assumed, including only those contracts required to be assumed under Paragraph 3.17, and/or listed on Schedule 3.17 hereto to the extent accepted by Newco (which acceptance shall not be unreasonably withheld), true, correct and complete copies of which have been or will be delivered to or made available to Holdco by Sellers prior to the date which is at least ten (10) days prior to the Final Date.
         7. "Assumed Contract Obligations" means only those obligations of Sellers under the Assumed Contracts which are assumed by Newco One or Newco Two and arise and accrue from and after the Closing Date, and shall exclude any and all obligations of Sellers which arise or accrue prior to the Closing Date under the Assumed Contracts.
         8. "Business Day" means any day on which banks in New York, New York are open for general banking business, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in New York, New York are required or authorized by law to close.
         9. "Capitalized Leases" means, collectively, each of the leases listed on Schedule 3 hereto.


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         10. "Closing" means the sale of the Shares  contemplated  hereby at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, located at 1285 Avenue of the Americas, New York, New York 10019, or at such other location as shall be agreed upon by the parties hereto.
         11. "Closing Date" means the date two Business Days after the date on which each of the closing conditions set forth in Articles VI and VII hereof have been satisfied or waived, or such other date as shall be agreed upon by the parties hereto.
         12. "Debt Documents" means collectively, the Amended and Restated Loan Agreement dated as of October 13, 1995 by and between FFCA Acquisition Corporation (n/k/a FFCA Mortgage Corporation) ("FFCA") and ARDC, the Loan Agreement dated as of October 13, 1995 by and between FFCA and ARHC, the Loan Agreement dated as of September 5, 1996 by and between FFCA and ARHC, each as amended and supplemented through the date of this Agreement, and each of the promissory notes issued thereunder, other than those described on Schedule 2.5 hereto (the "Excluded FFCA Liabilities"), and each of the documents and agreements entered into in connection therewith (collectively, the "FFCA Loan Agreements"), each of the Capitalized Leases and each of the operating leases and other agreements, as all such Debt Documents are listed on Schedule 4 hereto. As used herein "Debt Documents" does not include the agreements related to the Excluded Liabilities (as herein defined).
         13. "District PP&E" means all personal property owned or leased by the Sellers and utilized by the Sellers' Area Managers or Directors of Operations in connection with the ownership and/or operation of the Restaurants.
         14. "Equipment Leases" means all of the equipment leases, including the equipment leases between ARDC and AROC, listed on Schedule 5 hereto.
         15.  "Final Date" is the date immediately preceding the Closing Date.
         16. "ILC Liabilities" means the rights and obligations of the Sellers or Arby's under the Master Lease, signed by Arby's on April 15, 1994, between Arby's and International Leasing Corporation, and all equipment schedules thereto (the "ILC Agreements").
         17. "Inventory" means all merchantable inventory of food, beverages and other consumables, paper and supplies, as well as new uniforms and promotional items reasonably acceptable to Holdco located or otherwise used at the Restaurants at the close of business on the Final Date. "Inventory Cost" means the cost of Inventory as of the Final Date, determined as set forth in Paragraph 2.6(a)(i) hereof.
         18. "Knowledge" means, as to the Sellers, the actual knowledge of the President, Chief Financial Officer or any Senior Vice President of Sellers, of Arby's or Triarc (as hereinafter defined) or any Senior Vice President and the Vice President - Legal, Vice President - Franchise Services and Vice President - Development of Arby's or of any Divisional Vice President of Sellers or Arby's.
         19. "Licenses" means collectively, (i) new Arby's license agreements, in the form of the "1002-080188-40 LA" license (the "Arby's Licenses"), which shall be executed and delivered by Arby's and Newco immediately following the Closing and shall remain in effect until such time as a new license agreement reasonably acceptable to Holdco (the "New Arby's License") becomes effective under applicable franchise laws, and thereafter, upon execution and delivery thereof, such New Arby's Licenses, and (ii) the new T.J. Cinnamons, ZuZu and P.T. Noodle's license agreements in the forms of Exhibits 1(a), 1(b) and 1(c) hereto, respectively (the "Multi-Brand Licenses"), between Newco and Arby's to be entered into immediately following the Closing and shall remain in effect until such time as a new license agreement reasonably acceptable to Holdco (also a "New Arby's License") becomes effective under applicable franchise laws, and thereafter, upon execution and delivery thereof, such New Arby's License. Arby's Licenses are being issued, and subsequent to the Closing New Arby's Licenses will, in accordance with Paragraph 5.12 hereof, be issued, for each of the Restaurants listed on Schedule 1(a) hereto. Multi-Brand Licenses are being issued for each of the Restaurants to the extent set forth on Schedule 1(b) hereto. The New Arby's Licenses issued to each Restaurant listed on Schedule 1(a) hereto shall provide for a term of twenty years minus the period such Restaurant operated under the "1002-080188-40 LA" form of license.
         20. "Person" means any individual, corporation, trust, limited liability company, unincorporated organization, governmental authority or any other form of entity.
         21. "Petty Cash" means the sum of the amounts set forth for each Restaurant on Schedule 6 hereto.

         22. "POS Liabilities" means the rights and obligations for payments of hardware lease rental costs, but excluding periodic software license and maintenance agreement costs, as reflected in the Adjusted Cash Flow Calculations referred to in Section 3.9 hereof, of the Sellers under the Term Lease Master Agreement, executed by Arby's on December 27, 1994 and by IBM Credit Corporation on February 8, 1995, and each of the leases entered into in accordance therewith (the "POS Agreements").
         23. "POS Software" means any and all rights that Sellers possess to any owned or licensed software that the Sellers utilize in the operation of the Restaurants pursuant to the POS Agreements or which has been internally developed in connection with the interpretation of information generated by the POS equipment leased by the Sellers pursuant to the POS Agreements.
         24. "Restaurant Leases" are the leases of land and building or land, building and equipment, including without limitation, the leases between ARDC and AROC relating to certain of the Restaurants, together with any and all amendments thereto, which leases are listed on Schedule 7 hereto and true, correct and complete copies of which have been made available to RTM and Holdco, or will be made available to RTM and Holdco as soon as is reasonably practical, but in any event at least ten days prior to the Final Date.
         25. "Transaction Documents" means this Agreement and any and all documents called for herein to be executed by any Seller, RTM, Holdco, Newco One or Newco Two and/or third parties, including, but not limited to, the Licenses, the Guaranty (as hereinafter defined), the Security Documents (as defined in the Guaranty) and all other closing delivery items called for in Paragraphs 6.2 and
7.2 hereof.
         Accordingly, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:
                             ARTICLE II
                    PURCHASE AND SALE OF SHARES
         2.1 Sale and Purchase of Shares. At the Closing and upon the terms and subject to the conditions of this Agreement, the Sellers shall sell to Holdco, and Holdco shall purchase from the Sellers, all of the Shares.

         2.2 Delivery of Shares. At the Closing, each Seller shall deliver, or cause to be delivered, to Holdco stock certificates representing all of the Shares owned by it, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer, which shares, in the aggregate, shall constitute all of the Shares.
         2.3 Consideration to be Paid by Holdco; Allocation. The consideration to be paid by Holdco to the Sellers hereunder shall be determined, paid and allocated as provided herein. Subject to Paragraph 2.6 below, the purchase price for the Shares shall be payable by (i) delivery at the Closing of (A) cash in the amount of $50,000.00 and (B) promissory notes of RTM, in the aggregate principal amount at maturity of $1,950,000, in the form of Exhibit 2.3 hereto (the "Notes"), (ii) execution and delivery by Holdco of the Option Agreements (as hereinafter defined), and (iii) the execution and delivery by RTM, Holdco, Newco and RTM Management of the Guaranty (the "Purchase Price"). The Purchase Price will be allocated among the Sellers in the manner set forth in writing and delivered by Sellers to Holdco not later than ten (10) days prior to the Final Date, subject to Paragraphs 9.14 and 9.15 below.
         2.4 Transfer of Assets to Newco; Liabilities Assumed by Newco. Holdco acknowledges and agrees that prior to the Closing, subject to receipt of requisite consents and approvals, the Sellers other than ARDC, shall convey or cause to be conveyed to Newco One, and ARDC shall convey to Newco Two, all of their right, title and interest in and to the Assets, and that Newco One shall assume obligations of Arby's and the Sellers, other than ARDC, and Newco Two shall assume from ARDC, and shall become liable for, and Newco as between Newco and the Sellers and Arby's, shall be responsible for and hold harmless Sellers and Arby's with respect to only the following liabilities (collectively, the "Assumed Liabilities"):
                (i) the rights and obligations of the Sellers or Arby's under the Restaurant Leases and the Equipment Leases arising and accruing after the Final Date;
               (ii) the rights and obligations of the Sellers under the Debt Documents arising and accruing after the Final Date;

                     (iii) all fees, dues and assessments arising and accruing after the Final Date for the Arby's Franchise Association and for any of the Sellers' or Arby's' other advertising programs occurring after the Final Date, whether local or national;
               (iv) the Prorated Expenses (to the extent provided in Paragraph 2.6(a)(vi) below), Accrued Vacation Pay and Accrued Personal Absence Pay and other items to the extent set forth in Paragraphs 2.6(a);
                     (v) the obligations and liabilities of the Sellers under the Assumed Contracts arising and accruing on or after the Closing Date; and
                     (vi) POS periodic software, license and maintenance agreement costs arising and accruing after the Closing Date as reflected in the Adjusted Cash Flow Calculations referred to in Section 3.9 hereof.
         2.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, but subject to Paragraphs 2.6 (a)(iii), 2.6(a)(iv) and 2.6(a)(v) hereof, Newco shall not assume obligations of Sellers or Arby's or be liable for any of the Sellers' or Arby's liabilities listed on Schedule 2.5 hereto nor any of the liabilities of Sellers or Arby's other than the Assumed Liabilities ("the Excluded Liabilities").
              2.6 Post Closing Adjustments to Purchase Price.
              (a) Inventory Cost, Petty Cash, Security Deposits and Prorated Expenses. On or before thirty (30) days following the Closing Date, Newco One shall pay to the Sellers, on behalf of Holdco, as additional Purchase Price, an amount, in cash, equal to the excess, if any, of the sum of the Inventory Cost, plus the Petty Cash, plus the Security Deposits minus the Accrued Personal Absence Pay, minus the Accrued Vacation Pay and plus Prorated Expenses. Such items shall be determined as follows:
                       (i)  Inventory  Cost  shall be as set forth on a schedule
     prepared by the Sellers as of the close of business on the Final Date, which schedule shall be (i) derived from and in accordance with the books and records of the Sellers and (ii) determined using generally accepted accounting principles consistent with past practice of the Sellers and Arby's. Newco shall have the right to review the Sellers' and Arby's' books and records and Inventory in order to verify the Sellers' schedule of Inventory and Inventory Cost;
                       (ii) Petty Cash shall be as shown on Schedule 6 hereto,
     as agreed by Sellers and Holdco;
                       (iii) All security  deposits under leases relating to the
     Assets and all utility deposits and any other prepaid amounts (other than tax-related deposits) reasonably acceptable to Newco (collectively, "Security Deposits"), shall be as set forth on a schedule prepared by the Sellers as of the close of business on the Final Date. Newco shall have the right to review the Seller's and Arby's books and records in order to verify the Seller's schedule of Security Deposits;
                       (iv) Accrued  Personal  Absence Pay shall be as set forth
     on a schedule prepared by the Sellers as of the close of business on the Final Date and delivered to Newco within 20 days after the Closing. Newco shall have the right to review the Seller's and Arby's books and records in order to verify the Seller's schedule of Accrued Personal Absence Pay;
                       (v)  Accrued  Vacation  Pay  shall  be as set  forth on a
     schedule prepared by the Sellers as of the close of business on the Final Date and delivered to Newco within 20 days after the Closing. Newco shall have the right to review the Seller's and Arby's' books and records in order to verify the Seller's schedule of Accrued Vacation Pay;
                       (vi) "Prorated  Expenses"  means Newco's portion of those
     costs and expenses which the Sellers or Arby's have paid but which are to be prorated between Newco and the Sellers or Arby's on a per-diem basis effective as of the Closing Date, including, without limitation, all rents for the Restaurant Leases and the Equipment Leases (other than the Restaurant Leases and Equipment Leases between ARDC and AROC), all interest payments under the Debt Documents and all other charges and fees customarily prorated and adjusted in similar transactions, including property taxes, but excluding all sales, transfer and use taxes and similar charges, if any, arising out of the transfer of the Assets contemplated by this Agreement, all of which excluded taxes and similar charges should be paid in accordance with Paragraph 9.5 hereof. "Prorated Expenses" shall not include (i) any income, sales, use, business, occupation, withholding, employment, security or similar tax, or any other taxes of any kind whatsoever with respect to the Assets and the operation of the Restaurants relating to any period before the close of business on the Final Date, all of which shall be paid by the Sellers or Arby's, (ii) any income, sales, use, business, occupation, withholding, employment, security or similar tax, or any other taxes of any kind whatsoever with respect to the Assets and the operation of the Restaurants relating to any period after the close of business on the Final Date, all of which shall be paid by Newco and (iii) any payments under Restaurant Leases and Equipment Leases between ARDC and AROC to the extent that any such payments would duplicate payments actually made by Newco pursuant to the Debt Documents. In addition, Holdco shall cause all utilities to be metered as of the close of business on the Final Date and Newco One shall make provisions for separate billing thereafter to Newco One for all utility charges commencing on the Closing Date; and
                  (b) Other Items.  Notwithstanding the foregoing, within thirty
     (30) days of the Closing Date, if the 1997 real and/or personal property taxes and/or other taxes, as to the Restaurants, have not been previously paid by the Sellers or Arby's, then Newco shall be entitled to a credit against the amount due to the Sellers under Paragraph 2.6(a) above, and, if and to the extent that such credit exceeds such amount, then Sellers shall pay such excess to Newco in cash within thirty (30) days after the determination of such excess in an amount equal to the Sellers' or Arby's' pro-rata share of the 1997 property taxes assessed against the Real and Personal Property and Sellers' and Arby's' portion of all sales taxes payable for or attributable to the operation of the Restaurants prior to the Closing Date. If Newco receives such a credit in the 30-day reconciliation period referred to above, Newco shall pay or cause to be paid all of the 1997 tax year real and personal property taxes when said bills are rendered. Said prorations shall either be based: (i) on the amount assessed for 1997, if determined; or (ii) on the amount paid in 1996, if the amount of the 1997 taxes are not as yet determined, and in such case, shall be further adjusted between Newco and the Sellers when the 1997 tax bills become available. Newco or the Sellers, as applicable, shall further pay to the appropriate party within thirty (30) days following the Closing Date, the net amount of any further adjustments made under Paragraphs 2.6(a)(vi) hereof and this Paragraph 2.6(b) which are not ascertainable on the Final Date.
              (c) Store No. 13. At least ten (10) Business Days prior to the Final Date, the Sellers and Arby's will deliver to Holdco a certificate, reasonably acceptable in form and substance to Holdco, setting forth the cost to the Sellers and Arby's of building Store No. 13, located at 1427 S. Byrne, Toledo, Ohio, with appropriate invoices or other evidence, reasonably satisfactory to Holdco of such costs, attached thereto. Holdco hereby agrees to cause Newco to assume, and to relieve Sellers and Arby's of any obligations with respect to, the principal amount (and any related future interest, premiums and penalties) of Excluded FFCA Liabilities equal to the full amount set forth on such certificate. Additionally, Sellers shall assign or cause to be assigned the Ground Lease, including improvements, relating to Unit #13 to Newco free and clear of all liens and other encumbrances that may have been placed on the premises by Sellers or by any mechanic or materialman as a result of work performed at the premises by or on behalf of Sellers or Arby's, but excluding the recordation of the Ground Lease and/or any liens placed on the premises by the landlord under the Ground Lease, except for those amounts set forth on the certificate provided for above as finally approved.
              (d) Sale of Restaurants by Newco. If Newco One or Newco Two (or any of their Affiliates) shall, directly or indirectly, sell, transfer, assign or otherwise dispose of, or enter into a letter of intent or other agreement (whether oral or written), including without limitation, an option agreement, within 12 months of the Closing Date, to sell, transfer, assign or otherwise dispose of, any of the Restaurants, for an amount in excess of the amount allocated to such Restaurants (whether in an asset sale or by sale of stock) on
Schedule 1(a) hereto, Newco One or Newco Two, as the case may be, shall, at the closing of such sale, pay to the Seller that transferred directly

(or indirectly) such Restaurant or shares to Newco One or Newco Two, as the case may be, an amount, in cash, equal to the excess of 80% of such excess amount minus 80% of such party's reasonable costs and expenses of such sale. The parties acknowledge that any such payment is a cost of sale to Newco and not a purchase price adjustment as to such Restaurant. Notwithstanding the foregoing, the maximum liability of Newco under this Paragraph 2.6(d) shall not exceed $2,000,000, in the aggregate. For purposes of this provision, the sale price for any such Restaurant shall include, without duplication, the amount of debt or other liabilities of Newco (or such affiliate) that are assumed or repaid in connection with, or otherwise cease to exist after the occurrence of, such sale.
              (e) Condemnation or Casualty. In the event any of the Owned Store Real Property and any of the real property covered by the Restaurant Leases is or becomes the subject of an actual condemnation proceeding or actual casualty loss, Sellers shall notify Holdco and Holdco shall, subject to terms and conditions of this Agreement, proceed to closing and, at the option of Holdco, either (i) the applicable Restaurant shall be transferred to Newco One or Newco Two, as the case may be, prior to the Closing and Newco One or Newco Two, as the case may be, shall accept an assignment of all of Sellers' right in and to any condemnation proceeds/casualty insurance proceeds or (ii) the applicable Restaurant shall be excluded from the Restaurants transferred to Newco, with a corresponding reduction in the Purchase Price in an amount equal to the amount allocated to such Restaurant on Schedule 1(a) hereto.

                             ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND ARBY'S
         In order to induce Holdco and RTM to enter into this Agreement and consummate the transactions contemplated hereby, each Seller represents and warrants, jointly and severally, and Arby's represents and warrants, severally and not jointly, to Holdco and RTM as follows:
         3.1 Organization and Authority; Formation of Newco. (a) Seller and Arby's. Such Seller and Arby's is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Seller and Arby's is duly qualified as a foreign corporation in such jurisdictions as the conduct of its business or the ownership of its properties require. Such Seller and Arby's has all necessary corporate power and authority to own its properties and conduct its business as it is presently being conducted.
              (b) Newco.  Each of Newco One and Newco Two is a corporation  duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Newco One and Newco Two is duly qualified as a foreign corporation in such jurisdictions as the conduct of its business or the ownership of its properties require. Each of Newco One and Newco Two has all necessary corporate power and authority to own its properties and conduct its business as it is presently being conducted.
              (c)  Formation of Newco.  Newco One and Newco Two have been formed and prior to the Closing, neither entity will have had any operations, entered into any agreements (written or oral) or incurred any liabilities except those expressly contemplated by this Agreement, franchise taxes, qualification fees and other related liabilities.
         3.2 Corporate Power and Authority; Due Authorization. Such Seller and Arby's have full corporate power and authority to execute and deliver the Transaction Documents to which such Seller or Arby's is or will be a party and to consummate the transactions contemplated thereby. The Board of Directors of such Seller and Arby's has duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate or other proceedings on the part of any Seller or Arby's (other than consents of the sole shareholder of such Seller and Arby's) are necessary or required to authorize or approve the execution and delivery of this Agreement or any of the Transaction Documents to which such Seller or Arby's is a party, or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and each of the Transaction Documents to which such Seller or Arby's is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of such Seller and Arby's, in each case enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
         3.3 No Conflict; Consents. Subject to and contingent upon obtaining all of the consents, approvals, authorizations and/or loan payoffs set forth in
Schedule 3.3 hereto, the execution and delivery by such Seller and Arby's of this Agreement and the required documents and the consummation by such Seller or Arby's of the transactions contemplated hereby and thereby (including, without limitation, the transfer of the Restaurants and Assets to Newco) do not and will not: (a) to such Seller's or Arby's' Knowledge violate the terms of any instrument, document or agreement to which such Seller or Arby's is a party or by which such Seller or Arby's or the property of such Seller or Arby's is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or Assets of such Seller or Arby's; or (b) violate any order, writ, injunction, decree, judgment, ruling binding upon such Seller or Arby's or, to such Seller's or Arby's' Knowledge, any law (other than bulk sales laws), rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to such Seller or Arby's and relating to the business of the Restaurants or the Assets.
         3.4 Compliance with Laws. Except as set forth on Schedule 3.4, at the Closing each Seller and Arby's is not to its Knowledge in violation of, or under any investigation with respect to, or has received any written notice of any non-compliance with, enforcement action under or violation of, any applicable law, statute, order, rule, regulation, agency agreement, judgment, decree, arbitration award, penalty or fine entered by any federal, state, county, municipal, or foreign court or governmental authority relating to the business of the Restaurants or to the Assets, excluding, those matters covered by Paragraphs 3.11 and 3.12 hereof.
         3.5 Inventory. Such Seller's Inventory consists, and as of the close of business on the Final Date and Closing Date Newco's Inventory will consist, of items which are in all material respects of a quality and quantity usable and salable in the ordinary course of business.
         3.6 Title to Assets. Prior to Closing, there shall have been transferred and/or assigned to Newco One or Newco Two all of the Assets currently owned by such Seller and Arby's, free and clear of all claims, liens, encumbrances, security interests, mortgages and similar interests of any kind or nature whatsoever ("Liens"), subject only to the Assumed Liabilities and the Permitted Exceptions (as defined in Paragraph 3.13 below).
         3.7 Litigation; Judgments. Except as set forth on Schedule 3.7 hereto, there is no action, proceeding or investigation pending or threatened, in writing, against or involving such Seller or Arby's relating to the Assets or the operation of the Restaurants that, individually or in the aggregate, is reasonably likely to have an adverse effect on Newco. Such Seller and Arby's is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Assets or the operation of the Restaurants, which is reasonably likely to have an adverse effect on Newco.
         3.8 Benefit Plans and ERISA. All "employee benefit plans," as defined by Section 3(3) of ERISA, and any other benefit plans, including, without limitation, vacation pay, Medicare and Medicaid supplements, retirement supplements, salary continuation for disability and scholarship programs maintained by such Seller or any member of a "Controlled Group" (within the meaning of Section 4001(a)(14) of ERISA in which Seller is a member (the
"Controlled Group")) to which such Seller or any member of a Controlled Group contributes are hereinafter collectively referred to as the "Plans." No Plan obligates or will obligate Newco, following the Closing, to make any contributions or obligations whatsoever thereunder, other than any required employer 401K contributions with respect to the period prior to the Closing, which are obligations of the Sellers or Arby's.
         3.9 Financial Information. The schedule titled "Arby's, Inc., Adjusted Cash Flow Calculations Based on the Latest Twelve Months Ended November 30, 1996", previously provided by or on behalf of any Seller to Holdco or its representatives, is true and correct, was prepared from the books and records of Sellers with adjustments made as disclosed in the schedule. Since the respective date of such information, there have not been any changes, other than insignificant changes, in the financial condition, assets, liabilities, revenues, expenses or operations of such Seller's Restaurants. The schedules titled "Lease Summaries" and "Leases", previously provided by or on behalf of any Seller to Holdco or its representatives, are true and correct and were prepared from the books and records of Sellers.
         3.10 No Broker or Finder. Such Seller and Arby's has not authorized any broker or agent to act on its behalf, nor does such Seller or Arby's have any Knowledge of any broker or agent purporting to act on its behalf with respect to transactions contemplated by this Agreement or any other Transaction Document.
         3.11 No Hazardous Substance. For purposes of this paragraph, "hazardous substance" means any material, in each case giving rise to liability under the Resources Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environment Response Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., and/or any other federal, state, provincial or other applicable "environmental laws," rules, ordinances or regulations, or generally any contaminant, petroleum product, asbestos, oil, radioactive or other material, in each case the removal of which is required or the maintenance of which is prohibited or penalized by any applicable local, state or federal agency, authority or governmental unit. To such Seller's and Arby's Knowledge, except as set forth on Schedule 3.11 hereto (i) no hazardous substance exists at the Restaurants owned by such Seller, and (ii) there are no pending or threatened, in writing, litigation or proceedings before any administrative agency in which any person or entity alleges the presence, release, threat of release, placement on or in any Restaurants owned by such Seller, or the generation, transportation, storage, treatment, or disposal at the Restaurants owned by such Seller of any hazardous substance. To such Seller's and Arby's Knowledge, neither such Seller nor Arby's has received any written notice of and neither such Seller nor Arby's has Knowledge that any governmental authority or any employee or agent thereof has determined, or threatens to determine, that there is a presence, release, threat of release, placement on or in any Restaurants owned by such Seller, or the generation, transportation, storage, treatment or disposal at the Restaurants owned by such Seller of, any hazardous substance. As to those Restaurants set forth on
Schedule 3.11, and to Arby's' Knowledge, (i) no remediation process is presently ongoing (ii) no testing and no test results relating to such Restaurants is required to be reported to any governmental authority and (iii) no remediation has been mandated for any of such Restaurants.
         3.12 Restaurants. To such Seller's and Arby's Knowledge, neither such Seller nor Arby's has received written notice that any of the buildings and structures or any appurtenances thereto or equipment therein or the operation or maintenance thereof violates any restrictive covenants or any applicable federal, state or local law, ordinance or zoning regulation. To such Seller's and Arby's' Knowledge, none of the property nor any buildings, structures or improvements thereon violate any building, fire, environmental or other regulatory laws, ordinances or regulations, and to such Seller's and Arby's' Knowledge, neither such Seller nor Arby's has received written notice of any violation. To such Seller's and Arby's' Knowledge, no governmental authority has issued or threatened, in writing, to issue any written notice or order that materially adversely affects the use of any of the Restaurants or other Assets as presently utilized and to such Seller's and Arby's' Knowledge neither such Seller nor Arby's has received written notice from any other third party of any adverse claim that would materially adversely affect the current operations of any of the Restaurants. There are no condemnation or eminent domain proceedings pending or, to such Seller's and Arby's' Knowledge, threatened in writing, against the property, and neither such Seller nor Arby's has received written notice of the intent of any public authority or government entity to take or use the property or any part thereof.
         3.13 Owned Store Real Property; Liens. Neither such Seller nor Arby's is a "Foreign Person" for the purposes of the withholding rules of the Federal Deficit Reduction Act of 1984 or the Foreign Investor in Real Property Tax Act. Such Seller has made available to Holdco true, correct and complete copies of all deeds and other conveyance instruments by which such Seller acquired any right, title or interest in and to the Owned Store Real Property and of all other material instruments, agreements and documents pertaining to such Owned Store Real Property or to any rights or privileges pertaining or appurtenant thereto. Prior to the Closing, such Seller will transfer to Newco One or Newco Two, as the case may be, fee-simple title to the Owned Store Real Property owned by such Seller, together with all the tenements, appurtenances, rights, easements, privileges and rights-of-way incident thereto by special warranty deed, free and clear of all Liens, and insured by a nationally recognized title insurance company at standard rates in a policy form reasonably acceptable to Holdco (and Holdco acknowledges that Lawyers Title Insurance Company is a nationally recognized title insurance company and that a policy form acceptable to FFCA shall be accepted by Holdco) but subject to: liens relating to the Assumed Liabilities and the Excluded Liabilities; easements, restrictive covenants and conditions of record that do not materially interfere with the conduct of the business at the applicable Restaurant; matters that would be revealed by a current and accurate survey of the property that do not materially interfere with the conduct of the business at the applicable Restaurant; Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law for sums not more than 60 days delinquent or which are being contested in good faith, have been satisfactorily bonded over or for which appropriate reserves have been made or for which such Seller will make payment or otherwise clear of record by indemnifying Newco's title insurance company in order to remove any such exception from any title insurance policy being issued to Newco; with respect to Restaurants that are subject to a Restaurant Lease, the terms of such Restaurant Lease so long as no default exists thereafter that has not been cured provided and upon the condition that the lessee under any such Restaurant Lease has received notice of any such default and such default has not been cured within the time period provided for under the applicable Restaurant Lease or the applicable Landlord under such Restaurant Lease has waived any such default; matters set forth in Schedule 3.13 hereto; zoning ordinances and any violations thereof which are permitted as non conforming uses, if any; liens for taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith or for which such Seller will make payment or otherwise clear of record by indemnifying Newco's title insurance company (to the extent that such taxes are not yet due and payable) in order to remove any such exception from any title insurance policy being issued to Newco; matters which do not materially adversely affect the use of the property as presently utilized; and such other matters, if any, as may be approved in writing by Holdco, as set forth in the Special Warranty Deeds delivered by the Sellers to Newco One or Newco Two, as the case may be, at the Closing (collectively, the "Permitted Exceptions"). There are no outstanding invoices or monies owed by such Seller to any third party under any easement agreement or declaration of covenants encumbering the Owned Store Real Property, and such Seller will pay (or reimburse Newco One or Newco Two, as the case may be, for) any charges assessed under any such easements or declaration of covenants which charges relate to periods prior to the Closing Date, but are assessed subsequent to the Closing Date.
         3.14 Capitalization. Each of Newco One and Newco Two is authorized to issue 3,000 shares of common stock, par value $1.00 per share (collectively, the "Common Stock"), of which 1,000 shares of Newco One and 1,000 shares of Newco Two are issued and outstanding. No shares of Common Stock are held as treasury stock. No other class of capital stock or other ownership interest of Newco One or Newco Two is authorized or outstanding. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Newco One or Newco Two any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Newco One or Newco Two and there is no outstanding security of any kind convertible into any such capital stock.
         3.15 Ownership of Shares. All of the outstanding shares of Common Stock owned by such Seller are, and at the Closing will be, owned by such Seller free and clear of all Liens. All of the outstanding shares of capital stock of Newco One or Newco Two owned by such Seller are duly authorized and validly issued, fully paid and nonassessable.
         3.16 Subsidiaries. Schedule 3.16 hereto sets forth the name and jurisdiction of organization for each corporation or other entity (collectively, "Subsidiaries") in which Newco One has, or at the Closing will have, a direct or indirect ownership interest. Newco One owns 100% of the outstanding ownership interests in the Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Except for the Subsidiaries, neither Newco One nor Newco Two has or will have, at the Closing, directly or indirectly own any interest in any other Person.
         3.17 Contracts and Agreements. Except as set forth on Schedule 3.17, at the Closing, Newco will not be a party to any contract which (A) has a term that expires more than one year after the Closing Date or (B) pursuant to the terms of which there is either a current or future obligation of Newco to make an annual payment in excess of (x) $20,000 with respect to capital improvements of any Restaurant or (y) $10,000 with respect to the operations of any Restaurant, or (C) which materially affects the business, operations, assets (including, without limitation, the Assets), properties or condition of Newco and was not executed in the ordinary course of business of operating Restaurants.
         3.18 Arby's Canada, Inc. The representations and warranties set forth in Sections 3.3 through 3.13 are hereby made by Arby's as to the Restaurants leased or owned by Arby's Canada, Inc.
         3.19 Standards. Notwithstanding anything to the contrary contained herein, if a representation or warranty contained in Article III hereof is based on "Knowledge" or a derivation thereof is not true and correct and has had or would have an adverse effect on the business, assets, properties or condition of Newco which causes Newco to incur Losses (as hereafter defined) in excess of $5,000 with respect to any one Restaurant, then in such event, such inaccuracy or breach shall be treated as a Special Claim (as hereinafter defined).
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER THE SELLERS NOR ANY OF THEIR AGENTS OR PERSONS ACTING ON THEIR BEHALF MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE SHARES, THE ASSETS, THE RESTAURANTS OR ANY OTHER PROPERTY THAT IS THE SUBJECT OF THIS AGREEMENT, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                             ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF HOLDCO
         In order to induce the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Holdco represents and warrants to the Sellers as follows:
         4.1 Organization and Authority. Each of Holdco and RTM is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. RTM is duly qualified as a foreign corporation in such jurisdictions as the conduct of its business or the ownership of its properties requires such qualification. Holdco is qualified to do business in all jurisdictions in which such qualification is necessary. Holdco has had no operations, has not entered into any agreements (written or oral) and has not incurred any liabilities.
         4.2 Corporate Power and Authority; Due Authorization. Each of Holdco and RTM are authorized and permitted under its governance documents to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Board of Directors of RTM has duly approved and authorized and all necessary action by the Board of Directors of Holdco has occurred to duly approve and authorize, the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Holdco or RTM is or shall be necessary to approve and authorize the execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Holdco or RTM is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of Holdco or RTM, as the case may be, in each case enforceable against Holdco or RTM, as the case may be, in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         4.3 No Conflict; Consents. The execution and delivery by Holdco and RTM of this Agreement and/or the Transaction Documents to which each entity is a party and the consummation by Holdco and RTM of the transactions contemplated hereby and thereby does not and will not: (a) violate the terms of any material instrument, document or agreement to which Holdco or RTM is a party or by which Holdco or RTM or any of their property is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of Holdco or RTM or any of their Affiliates; or (b) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal or foreign court or governmental authority applicable to Holdco or RTM and relating to the purchase of the Shares or the ownership by Newco of the Restaurants and the Assets.
         4.4 Litigation; Judgments. There is no action, proceeding or investigation pending or threatened against or involving Holdco, RTM or any of their Affiliates relating to the Shares or the ownership by Newco of the Assets or the Restaurants or that would adversely affect the ability of Holdco, RTM and their Affiliates to consummate the transactions contemplated hereby and by the other Transaction Documents. Neither Holdco, RTM nor any of their Affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the purchase of the Shares or the ownership by Newco of the Assets or the Restaurants.
         4.5 No  Broker  or  Finder.  Neither  Holdco,  RTM  nor  any  of  their
Affiliates has authorized any broker or agent to act on its behalf, nor does Holdco, RTM nor any of their Affiliates have any knowledge of any broker or agent purporting to act on its behalf with respect to transactions contemplated by this Agreement or any other Transaction Document.
         4.6 Capitalization of Holdco. All of the outstanding stock interests of Holdco are, or at the Closing will be, owned by the Persons listed on Schedule
4.6 hereto, free and clear of all Liens (except as contemplated by this Agreement and the other Transaction Documents). No other class of ownership interest of Holdco is, or at the Closing will be, authorized or outstanding. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Holdco any stock interests or any other security of Holdco and there is no outstanding security of any kind convertible into any such stock interests.
         4.7 Arby's Employees. Neither Holdco nor any of its Affiliates has offered employment to any current Arby's Headquarters Employee or has entered into any agreements to employ any such employee in the future. Holdco agrees that it will not, and will not permit its Affiliates to, without Arby's prior written consent, directly or indirectly, hire, or solicit the hiring of, any Arby's Headquarters Employee during the two year period commencing on the date of this Agreement.
         4.8 Purchase for Investment. Holdco is purchasing the Shares for its own account for investment and not for resale or distribution.
         4.9 No Liquidation. Holdco has no current plan or intention of liquidating Newco One or Newco Two or transferring, conveying or otherwise disposing of all or substantially all of the assets of Newco One or Newco Two.
                              ARTICLE V
                      COVENANTS AND AGREEMENTS
         5.1 Conduct of Business Prior to Closing. The Sellers and Arby's covenant and agree that prior to the commencement of business on the Closing Date and except as otherwise consented to or approved by Holdco in writing, the Sellers and Arby's and Newco shall operate the Restaurants, in the ordinary course and substantially in the same manner as heretofore conducted. Without limiting the foregoing, (A) the Sellers and Arby's shall, and prior to the Closing shall cause Newco to: (i) maintain Inventory at normal levels consistent with ordinary business practices; (ii) use commercially reasonable efforts to maintain all Assets in good operating condition and repair, ordinary wear and tear excepted; (iii) not further encumber the Assets (other than by Permitted Exceptions); and (iv) not take any action, omit to take any action or permit any third party to take any action which would cause any Seller to be in breach, in any material respect, at the Closing Date of any of its representations, warranties or covenants contained herein; and (B) the Sellers and Arby's shall not, and shall not cause or permit Newco to (i) enter into, modify or amend any of the Assumed Contracts;
(ii) enter into, modify or amend any Debt Documents; (iii) enter into, modify or amend any ILC Agreements; or (iv) enter into, modify or amend any of the POS Agreements; without consulting with Holdco, to the extent reasonably practicable, in each of the circumstances as described in clauses 5.1(B)(i)-(iv) above.
         5.2 Full Access. The Sellers and Arby's covenant and agree that between the date hereof and the Closing Date, Holdco and its officers, employees and authorized representatives shall, upon prior notice, have full access at reasonable business hours to the Assets, Sellers' and Arby's' employees and any and all files, books, documents and other records maintained by the Sellers, Arby's, their agents, employees, accountants and other representatives pertaining to any of the Assets or the operation of the Restaurants, the Assumed Contracts, the Debt Documents, the Excluded FFCA Liabilities and/or the Excluded Liabilities.
         5.3 Payment by the Sellers of the Sellers' Vendors. Each Seller and Arby's covenants and agrees that within thirty (30) days following the Closing Date, such Seller and Arby's will pay in full all monies owed by such Seller or Arby's to any vendor, supplier, merchant, wholesaler, distributor, service company or similar supplier of products and services to the Restaurants (collectively, "Vendors") for products or services purchased prior to the Closing, if the same is then due; provided that, in the event such Seller or Arby's disputes in good faith any amount claimed to be owed to a Vendor or Vendors, and such Seller or Arby's is using reasonable efforts to resolve such dispute or disputes, such Seller and Arby's is not obligated to pay such amount unless and until such Seller and Arby's and Vendor or Vendors settle their dispute or disputes. Thereafter, such Seller and Arby's will make prompt payment of any Vendor invoices subsequently received by such Seller or Arby's or Newco relating to the operation of the Restaurants prior to and through the Final Date as such invoices become due and in accordance with such Seller's or Arby's' payment practices to such Vendors. The obligations of Seller and Arby's under this Paragraph shall survive the Closing and are Excluded Liabilities under this Agreement.

         5.4 Arby's Fees. Holdco and the Sellers hereby acknowledge that Arby's, as franchisor, shall agree in the Licenses to waive the payment of customary initial franchise fees relating to the acquisition by Newco of the Restaurants, and, in the case of a transfer by Newco One or Newco Two of any of the Restaurants to an existing Arby's franchisee within 12 months of the Closing Date, the customary transfer fees relating to transfers of Arby's restaurants. Holdco acknowledges and agrees that the waiver of such fees does not apply to any of the restaurants to be opened by Newco pursuant to the Development Agreement (as hereinafter defined). Until the third anniversary of the Closing Date, Seller will consent to a transfer of location of a License to another location approved by Arby's within five (5) miles of the existing location within the applicable designated market area, and will waive one-half the customary transfer fees relating to such transfers, provided that (i) Newco is not then in default under such Arby's License Agreement, (ii) such transfer does not violate any other Arby's Licensing Agreement with any other Arby's licensee and (iii) with respect to such a transferred License, Holdco shall ensure that Newco One or Newco Two, as the case may be, enters into a New Arby's License (or then current License, as applicable) prior to any opening of such Restaurant. Any transfer of License and subsequent reopening of a Restaurant pursuant to transfer, as contemplated above, will not count toward the fulfillment of any requirements under the Development Agreement. Additionally, Newco shall be entitled to open three Restaurants, without paying initial franchise fees as to such three Restaurants, provided that Arby's approves the location of such Restaurants in accordance with its standard licensing procedures.
         5.5 FFCA Loan Agreements. The Sellers and Holdco covenant and agree to use commercially reasonable efforts to obtain prior to the Closing, the amendments to the FFCA Loan Agreements described on Schedule 5.5 hereto. Notwithstanding the foregoing, (i) neither Sellers nor Holdco shall be under any obligation to make any payment or other concession (monetary or otherwise, other than to pay FFCA's fees and expenses, which shall be borne one-half by Sellers and one-half by RTM or an Affiliate thereof) to FFCA in connection with their attempt to obtain such amendments.

         5.6 New Products and Marketing Programs; Training Facilities; Multi-Branding.
              (a) New Products and Marketing Programs. Holdco covenants and agrees, after the Closing, to permit, and to cause Newco to permit, at the option of Arby's, Sellers and their Affiliates to use, at any one time, up to twenty (20) of the Restaurants or the restaurants opened by Newco pursuant to the Development Agreement, at least one of which shall be located in Canada, unless Newco at such time does not own any Restaurants in Canada, (such 20 Restaurants and/or restaurants, the "Test and Training Restaurants"), any ten
(10) of such Test and Training Restaurants which, at any one time, may be in the same Designated Market Area for test marketing of products and for testing marketing concepts. The Sellers agree that they shall, or shall cause their Affiliates to, reimburse Newco for any incremental costs incurred by Newco in connection with the foregoing. Holdco agrees to follow, and to cause Newco to follow, Arby's operating procedures in the preparation and implementation of such products and/or marketing concepts, and, at the Sellers' cost and expense (other than for related inventory, which shall be at the sole cost and expense of Newco), to participate in the development of new products and new marketing programs, as well as testing of multi-brand concepts and products in the Test and Training Restaurants, such participation, and the determination of the locations of the Test and Training Restaurants, to be on terms mutually agreed upon by the Sellers and Newco.
              (b) Training Facilities. Upon prior written notice, Holdco covenants and agrees, subsequent to the Closing, to permit, and to cause Newco to permit, Sellers and their Affiliates to use up to ten (10) Test and Training Restaurants (no more than one of which may be in any one Designated Market Area) to train existing and future franchisees in the operation and management of an Arby's restaurant. The Sellers agree to reimburse Newco for any incremental costs incurred by Newco in connection with the foregoing.
              (c) Good Faith Negotiations. Holdco covenants and agrees to negotiate, and to cause Newco to negotiate, in good faith with the Sellers, and Sellers covenant and agree to negotiate in good faith with Holdco and/or Newco, with respect to the determination of the locations of the Test and Training Restaurants, the deployment of products and marketing programs and the testing of multi-brand concepts and products in the Test and Training Restaurants, and the costs and expenses to be paid for and/or reimbursed by Sellers in connection with any of the foregoing.
         5.7  Employee Matters.
              (a) Affected Employees. As soon as is reasonably practical, and in any event not less than ten (10) days prior to the Final Date, RTM covenants and agrees to deliver to Sellers and Arby's a list of all employees of Sellers and their Affiliates involved in the operation of the Restaurants (other than those employees (the "Store Level Employees") located at the Restaurants), who hold a title at or below Area Manager (the "Restaurant Employees"). The Restaurant Employees and Store Level Employees are sometimes herein collectively referred to as the "Affected Employees."
              (b) Offer to Employ. RTM covenants and agrees, immediately following the Closing, to offer to employ each Restaurant Employee as of the Closing Date at a compensation and benefit level that are substantially equivalent to the compensation and benefit level provided to such Restaurant Employee on the Final Date, provided, however, that nothing in this Agreement shall be construed to limit the right of RTM to terminate the employment of any Restaurant Employee who accepts such offer of employment, for cause or otherwise, at any time after the Closing Date. Newco One covenants and agrees, immediately following the Closing, to offer to employ each Store Level Employee as of the Closing Date at a compensation level and benefit level that are substantially equivalent to the compensation and benefit level provided to such Store Level Employee on the Final Date, provided, however, that nothing in this Agreement shall be construed to limit the right of Newco One to terminate the employment of any Store Level Employee who accepts such offer of employment, for cause or otherwise, at any time after the Closing Date. Neither RTM nor Newco shall be obligated hereby to offer employment to any Affected Employee who is not lawfully employed by Sellers or their Affiliates, with all appropriate documentation regarding the same, under any applicable laws, rules, regulations or ordinances in effect as of the Closing Date, including without limitation any and all immigration laws. Sellers and Arby's represent and warrant to RTM and Newco that, to their knowledge, all Affected Employees are so lawfully employed by Sellers and their Affiliates.
              (c) WARN. Each party shall deliver to the other a copy of the draft notices, if any, required to be issued by such party in accordance with the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN") (or any similar foreign or domestic laws), which notices shall be subject to the other party's review and comment. If RTM and Newco One do not offer employment to, or continue to employ, other than as an independent contractor or a consultant, on or promptly after the Closing Date any Affected Employee, then RTM shall reimburse the Sellers for any liability that any one or more of them may incur under WARN (or other similar foreign or domestic laws).
              (d) Employee Benefit Plans. RTM covenants and agrees to enroll the Affected Employees who become employees of RTM or Newco One in RTM's employee benefit plans, effective as of the Closing (or as soon as practicable thereafter), including, as applicable, its medical plan, dental plan, life insurance plan, and disability plan, under the same coverage applicable to other similarly situated employees of RTM, giving such employees service credit for their employment with the Sellers for eligibility and vesting purposes for all of RTM's employee benefit plans (including, without limitation, health coverage and vacation plans), as if such service had been performed with RTM and waiving any preexisting condition exclusion with respect to RTM's medical plan, to the extent that such preexisting condition would have been covered under the Sellers' healthcare plan. RTM shall credit each such current employee with all deductible payments and co-payments paid by such current employee under the Sellers' or their Affiliates' healthcare plans prior to the Closing Date during 1997 for purposes of determining the extent to which any such current employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under RTM's medical plan for such plan year. Claims for benefits by Affected Employees and former employees under the Sellers' or their Affiliates' Plans which are incurred but not paid prior to the Closing Date shall be paid according to such transition claims procedures as may be agreed upon by RTM and the Sellers.

              (e) Severance. RTM shall bear all of the severance costs (including, without limitation, "COBRA" costs and severance costs incurred by the Sellers and their Affiliates) arising out of the failure by RTM or Newco One to comply with their obligations under this Paragraph 5.7.
         5.8 Cooperation; Power of Attorney; Operating Agreement. (a) Cooperation. The Sellers shall give any notices to third parties, and the Sellers and Holdco shall each use their good faith commercially reasonable efforts (which shall not require payments of money to third parties in order to obtain waivers or consents from such third parties, other than the payment of FFCA's fees and expenses) (in consultation with each other) to obtain any third party consents (A) necessary or proper to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules to this Agreement, (C) required to avoid a breach of or default under any of the Sellers' material agreements in connection with the consummation of the transactions contemplated in this Agreement (including, without limitation, the transfer of the Restaurants and the Assets to Newco) or (D) required to prevent a material adverse effect from occurring on or prior to the Closing Date or a material adverse effect after the Closing Date. For purposes of this clause 5.8(a)(D), and without limitation of other matters having such effect, a "material adverse effect" shall be deemed to have occurred if a party is unable to operate any Restaurant for in excess of fifteen (15) consecutive days, or incurs costs, expenses or losses in excess of $25,000.00 as a result thereof.
              (b) Power of Attorney; Operating Agreement. In the event that the Sellers or Arby's shall fail to obtain any third party consent described in Paragraph 5.8 (a) above, the Sellers and Arby's shall use their good faith reasonable efforts (which shall not include the payment of money by the Sellers or Arby's unless fully reimbursed by Holdco), and shall take any such actions reasonably requested by Holdco, to minimize any adverse effect upon the Assets which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent. Subject to the immediately preceding sentence, such actions shall include, without limitation, if reasonably requested by Holdco and if such grant would not constitute a violation of applicable law or a breach of the applicable contract, the granting of a limited power of attorney by the Sellers and Arby's to Holdco or Newco to permit Holdco or Newco, as the case may be, to act on behalf of Sellers or Arby's under the applicable contracts and agreements, or a management agreement, in form and substance reasonably satisfactory to Holdco and the Sellers and Arby's, pursuant to which Newco One will manage the affected Restaurants for Sellers and Arby's until such time as such consent was no longer required, in which event Holdco and Newco One shall indemnify the Sellers and Arby's for any expenses or losses incurred by the Sellers and Arby's under the applicable contracts and agreements or as a result of Holdco or Newco One, as the case may be, acting pursuant to such power of attorney (other than any third party claim for breach of an applicable contract or agreement by reason of and to the extent resulting from (i) the actual grant by the Sellers and Arby's of the limited power of attorney or (ii) the execution and delivery of the Operating Agreement substantially in the form attached hereto as Exhibit 5.8 and the contemplated performance by Newco One of its obligations thereunder). The Sellers and Holdco agree that up to 15% of the leased Restaurants may be managed by Newco pursuant to an operating agreement following the Closing, which for purposes of Paragraphs 6.2(j) and 7.2(s) shall be deemed to constitute compliance with such Paragraphs.
         5.9 Purchase of POS Equipment. The Sellers covenant and agree that, if requested by Holdco or Newco, the Sellers will use their commercially reasonable efforts (i) to cause Arby's to assign to Newco One the right under the POS Agreements and ILC Agreements to exercise the buyout or lease option with respect to the equipment, software and other products leased pursuant to the POS Agreements and ILC Agreements or, (ii) if after exercise by Arby's of commercially reasonable efforts, such assignment is not possible and the Sellers receive from Holdco or Newco the full amount, in cash, required with respect thereto, to cause Arby's to exercise the buyout or lease option with respect to the equipment, software and other products leased pursuant to the POS Agreements and ILC Agreements and convey to Newco by Limited Warranty Bill of Sale, free and clear of all liens and encumbrances (other than Permitted Exceptions) title to the equipment, software and other products covered by said POS Agreements and ILC Agreements.

         5.10 Title and Environmental Reports. The Sellers covenant and agree to deliver to Holdco, within 10 days after the execution of this Agreement, copies of all title insurance policies, surveys, and environmental reports covering the Owned Store Real Properties and all properties covered by the Restaurant Leases which the Sellers have in their possession. The Sellers covenant and agree, within 10 days after the execution of this Agreement, to request from the lenders under the Debt Documents all title insurance policies, surveys and environmental reports covering the Owned Real Properties and all properties covered by the Restaurant Leases which are in the possession of such lenders (to the extent the Sellers and Arby's do not already have such documents) and, to the extent that Sellers receive the same from such lenders, to promptly make available such policies, surveys and reports to Holdco. All of such information shall be subject to Holdco's review and reasonable approval.
         5.11 Tax Covenants. Holdco and its Affiliates shall join with the Sellers in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and comparable elections pursuant to state and local law) with respect to the purchase and sale of the Shares (such election under Section 338(h)(10) of the Code, coupled with all comparable state and local elections, being collectively referred to as the "Section 338 Election") and shall not take any position inconsistent with the Section 338 Election. Holdco and the Sellers shall (a) cause an IRS Form 8023-A that has been completed in accordance with Treasury Regulations Section 1.338(h) (10)-1 and all comparable forms required or appropriate pursuant to any relevant state law to be executed on the Closing and (b) take such other action as the Sellers or Holdco, as the case may be, shall reasonably request, including, but not limited to, providing the Sellers with any requested information, and making available and causing appropriate Persons to take any action on behalf of Holdco and its Affiliates, or the Sellers and its Affiliates, as the case may be, required or appropriate for the making of such Section 338 Election in accordance with Treasury Regulations Section 1.338(h)(10)-1 and Form 8023-A (and in accordance with relevant state and local law). Holdco and its Affiliates and the Sellers and its Affiliates will appropriately and timely prepare and file an IRS Form 8594 (and any other forms required by Section 338(h)(10)(C) or 1060 of the Code) reporting the sale and purchase made pursuant to this Agreement (and in accordance with relevant state and local law). In the event that Newco is included in a consolidated or combined tax filing with Holdco and/or its Affiliates, Newco will enter into a tax sharing agreement with Holdco and/or its Affiliates to provide for Newco's share of taxes with respect to such consolidated or combined tax filing. The tax sharing agreement will provide that Newco's liability with respect to such consolidated or combined tax filing shall be equal to the amount of taxes Newco would have paid if Newco had filed a separate tax return (or a consolidated or combined filing by Newco and any of its subsidiaries). Provided that Newco makes such payment, Newco shall be indemnified against any tax liability with respect to such consolidated or combined filing. In the event that Newco has losses or credits, Newco shall be entitled to a refund of amounts previously paid or to be paid with respect to such consolidated or combined filing, provided Newco could have carried back or carried forward such losses or credits if it had filed a separate tax return. All payments to be made by or to Newco shall be made at the time such payments would be made to or by any taxing authority, determined as if Newco had filed a separate tax return, whether by estimated tax, amended return, refund claim or otherwise. Any payments by or to Newco shall be adjusted to reflect audit adjustments by any taxing authority and shall reflect appropriate interest and penalties determined as if Newco had filed a separate return. However, no payments shall be made by Newco with respect to penalties unless such penalties are actually imposed with respect to Newco by a taxing authority. Any payment by Newco with respect to a consolidated or combined state tax filing shall be treated as a deductible tax for federal income tax purposes. Deferred intercompany gains or losses shall only be reflected in determining the amount to be paid by or to Newco at the time such transactions are no longer deferred for tax purposes.
         5.12 Licenses. Holdco covenants and agrees to cause Newco One, subject to and in accordance with paragraph 19 of Section 1.1, to execute and deliver to Arby's, immediately following the Closing, Arby's Licenses and Multi-Brand Licenses (as applicable) for each of the Restaurants and, within ten (10) Business Days of the date that Arby's notifies Holdco, in writing, that the New Arby's Licenses are effective under applicable franchise laws, to execute and deliver to Arby's New Arby's Licenses for each of the Restaurants, as well as for any restaurants which to such date have been opened by Newco One pursuant to the Development Agreement. Notwithstanding anything to the contrary set forth herein or in the Arby's
Licenses, the New Arby's Licenses or the Multi-Brand Licenses, Sellers agree that, in the event Newco or Holdco refinances the debt evidenced by the Debt Documents or enters into the Amendments to FFCA Loan Agreements contemplated hereby, and as a result of such refinancing or amendment, FFCA requests, as a condition to such refinancing or amendment, that the Arby's Licenses, the New Arby's Licenses and/or the Multi-Brand Licenses be collaterally assigned to FFCA, Sellers hereby agree to consent to such collateral assignments, provided and upon the express conditions that (i) such collateral assignments are in the form previously approved by Sellers in connection with the closings under the Debt Documents; (ii) any changes to such form of collateral assignment shall be subject to Sellers' prior written consent; and (iii) such consent shall be limited to the properties originally financed by FFCA under the Debt Documents and shall not, under any circumstances, include any other property owned or controlled by either Newco or Holdco and financed by FFCA for which Arby's Licenses, New Arby's Licenses and/or Multi-Brand Licenses have been or will be issued.
         5.13 Premerger Notification. Within 10 Business Days of the date of this Agreement, the Sellers and Holdco shall file or cause to be filed notification and report forms with respect to the transactions contemplated hereby in accordance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act").
         5.14 Further Assurances.
              (a) Sellers and Arby's. At any time on or after the Closing Date, each Seller will execute and will cause Arby's to execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Holdco and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Holdco for the purpose of assigning, transferring, granting, conveying and confirming to Holdco or Newco, or reducing to possession, any or all of the Assets, or as necessary to carry out such Seller's and Arby's obligations under this Agreement. If reasonably requested by Holdco, each Seller and Arby's further agrees, at Holdco's sole cost and expense, to prosecute or otherwise enforce in its own name for the benefit of Holdco or Newco any claims, rights or benefits that are transferred to Holdco or Newco and that require prosecution or enforcement in the name of such Seller or Arby's.
              (b) RTM, Holdco and Newco. At any time on or after the Closing Date, RTM, Holdco and Newco will execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by the Sellers or Arby's and will take any other action consistent with the terms of this Agreement that may be reasonably requested by the Sellers or Arby's for the purpose of assigning, transferring, granting, conveying and confirming to Newco, or reducing to possession, any or all of the Assets, or as necessary to carry out RTM's, Holdco's and Newco's obligations under this Agreement and the other Transaction Documents. If reasonably requested by the Sellers or Arby's, RTM, Holdco and Newco further agree, at the sole cost of Sellers and Arby's, to prosecute or otherwise enforce in its own name for the benefit of the Sellers and Arby's any claims, rights or benefits that are transferred to the Sellers or Arby's by this Agreement and the other Transaction Documents and that require prosecution or enforcement in RTM's, Holdco's or Newco's name.
     5.15 Replacement of Bonds and Letters of Credit. Set forth on Schedule 5.15 hereto, is a list of all bonds and letters of credit posted by or on behalf of the Sellers in connection with the utilities provided to the Restaurants. Holdco agrees that it will, or will cause Newco One to, replace each such bond or letter of credit with a bond or letter of credit obtained by Holdco or Newco One on or prior to the earlier of (i) 45 days after the date of the Closing and (ii) the expiration date for such bond or letter of credit. Holdco agrees to indemnify and hold harmless each of the Sellers and Arby's from and against any Losses (as hereinafter defined) incurred by the Sellers or Arby's after the Closing in connection with, or in any way relating to, the bonds and letters of credit listed on Schedule 5.15 hereto.

         5.16 FFCA Loan Agreements. The Sellers agree that, prior to the Closing, they will not, and will not permit Newco One or Newco Two to, borrow any additional funds under the FFCA Loan Agreements, nor shall Sellers (or any of them) request any additional advance, or borrow any additional funds, under the FFCA Loan Agreements.
         5.17 Amendment of all Schedules. The parties hereto acknowledge and agree that notwithstanding anything to the contrary set forth herein, Sellers shall deliver, amend, modify or delete any and all of the Schedules attached hereto at any time after the date hereof up to and including the Final Date, subject to Holdco's review and reasonable approval thereof and to Section 6.1 below, provided that the Sellers may not amend Schedule 3.17 to add any contracts which (A) has a term that expires more than one year after the Closing Date, or (B) pursuant to the terms of which there is either a current or future obligation of Newco to make an annual payment in excess of (x) $20,000 with respect to capital improvements of any Restaurant or (y) $10,000 with respect to the operations of any Restaurant, or (C) which materially affects the business, operations, assets (including, without limitation, the Assets), properties or condition of Newco or was not executed in the ordinary course of operating Restaurants.
         5.18 Excluded Liabilities. The Sellers and Arby's covenant and agree to pay all Excluded Liabilities.
                             ARTICLE VI
                 CONDITIONS TO HOLDCO'S OBLIGATIONS
         The obligations of Holdco under this Agreement to consummate the purchase of the Shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
         6.1 Representations and Warranties True; Obligations Performed. The representations and warranties of each Seller and Arby's contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, except those representations and warranties that relate to a specific date, which shall be true and correct in all material respects as of such date, and all the covenants contained in this Agreement to be complied with by each Seller on or before the Closing Date shall have been complied with in all material respects. If and to the extent the representation and warranties of any Seller and Arby's contained in this Agreement are not true and correct in all material respects as of the Closing Date (or such other specific date) and the covenants and conditions contained in this Agreement to be complied with in all material respects by any Seller on or before the Closing Date have not been so complied with, then such Seller shall promptly notify Holdco in writing in reasonable detail thereof before consummation of the Closing. At the Closing, each Seller and Arby's shall deliver to Holdco an officer's certificate as to compliance by such Seller with the conditions set forth in this Paragraph 6.1. The information to be set forth on any and all Schedules and the forms of any and all Exhibits, shall be subject to the review and reasonable approval of Holdco and Sellers prior to Closing. In the event that any condition precedent in this Article 6 is not satisfied in full prior to Closing or waived by Holdco in its sole election, then Holdco and Sellers agree to use their respective commercially reasonable efforts, in good faith, to negotiate an adjustment to the consideration payable by Holdco under Section 2.3(a)(i) and/or to the Assumed Liabilities under Section 2.4 above, taking into account the information originally provided to RTM and the basis upon which the parties originally structured this transaction and entered into this Agreement. The parties acknowledge that because Sellers are unable to transfer the right to own and operate Store No. 2035, then Holdco and Sellers agree to use their respective commercially reasonable efforts, in good faith, to negotiate an adjustment to the consideration payable by Holdco under Section 2.3(a)(i) and/or to the Assumed Liabilities under Section 2.4 above, taking into account the information originally provided to RTM and the basis upon which the parties originally structured this transaction and entered into this Agreement.
         6.2 Closing Deliveries of the Sellers. All of the items below shall have been delivered, and all of the transactions described shall have been consummated at or prior to the Closing:
              (a) Share Certificates. Sellers shall have delivered stock certificates representing all of the Shares, duly endorsed for transfer or accompanied by duly executed stock powers;

              (b) Directors' Resolutions. Sellers and Arby's shall have delivered copies certified by the Secretary or Assistant Secretary of each Seller and Arby's of resolutions of the Board of Directors of such Seller and Arby's authorizing the execution and delivery of this Agreement and the Transaction Documents and consummation of the transactions contemplated herein and therein;
              (c) Lease Assignment and Assumption Agreements. Sellers shall have delivered Lease Assignment and Assumption Agreements of the Restaurant Leases by Newco, in substantially the form shown on Exhibit 6.2(c) hereto;
              (d) Licenses. Arby's shall have executed and delivered the Licenses for each of the Restaurants;
              (e) Consents. Sellers shall have delivered executed copies of each of the consents listed on Schedule 6.2(e) hereto;
              (f) FIRPTA Certificate. Sellers shall have delivered a certificate duly executed by each Seller setting forth such Seller's address and tax identification number certifying that such Seller is not a foreign person for purposes of the foreign investment in real property tax act, substantially in the form of Exhibit 6.2(f) hereto;
              (g) Possession of Assets. Prior to the Closing , the Sellers shall have delivered to Newco full possession of the Assets or executed the power of attorney or Operating Agreement referred to in Paragraph 5.8 hereof with respect to those Assets not so delivered to Newco;
              (h) Special Warranty Bill of Sale. Sellers shall have delivered to Newco Special warranty bills of sale in and to the FF&E located at the Restaurants, and to the District PP&E, in each case, substantially in the form of Exhibit 6.2(h) hereto;
              (i) Special Warranty Deed. Sellers shall have delivered to Newco Special Warranty Deeds in and to the Owned Real Property, substantially in the form of Exhibit 6.2(i) hereto;
              (j) Landlord's Estoppel Certificates and Consents. Sellers shall have delivered to Newco Landlord's Estoppel Certificates and Consents for those Restaurants listed on Schedule 6.2(j), substantially in the form of Exhibit 6.2(j) hereto;

              (k)  Quitclaim  Deed.   Sellers  shall  have  delivered  to  Newco
Quitclaim Deeds, substantially in the form of Exhibit 6.2(k) hereto, which convey any and all right, title and interest that each Seller has in and to the leasehold improvements located at the locations covered by the Restaurant Leases, if not conveyed by assignment of the applicable Restaurant Lease;
              (l) Equipment Lease Assignment and Assumption Agreement. Sellers shall have delivered to Newco lease assignment and assumption agreements assigning the Equipment Leases, substantially in the form of Exhibit 6.2(l) hereto;
              (m) Owner's Affidavit. Each Seller shall have delivered to Holdco, an Owner's Affidavit which applies to the Owned Store Real Property, substantially in the form of Exhibit 6.2(m) hereto;
              (n) Assumption of Debt Documents. Newco shall have executed and delivered assignments and assumption agreements evidencing the assumption by Newco of each of the Debt Documents in the form and substance reasonably satisfactory to Holdco.
              (o) Security Deposits. Sellers shall have delivered to Newco [One] an assignment of all of Seller's right, title and interest in and to the Security Deposits;
              (p) Resignations. Each of the directors and officers of Newco shall have resigned effective as of the Closing.
              (q) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.
              (r) Management Agreements. Newco One shall have executed and delivered the Management Agreements with each of RTM and RTM Management, substantially in the form of Exhibit 6.2(r) hereto (the "Management Agreement").
              (s) Landlord's Estoppel Certificates and Consents. Newco shall have delivered to Sellers Landlord's Estoppel Certificates and Consents for those Restaurants listed on Schedule 7.2(s), substantially in the form of
Exhibit 7.2(s) hereto.
              (t) Development Agreement. At or prior to Closing, Arby's shall have executed and delivered a development agreement substantially in the form of Exhibit 7.2(n) hereto (the "Development Agreement").

              (u) FFCA Loan Agreement Amendments. FFCA shall have agreed to the Amendments to the FFCA Loan Agreements described in Schedule 5.5 hereto.
         6.3 No Injunction. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transfer of the Assets to Newco or the sale of the Shares to Holdco may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any court, governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such court or agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.
                             ARTICLE VII
               CONDITIONS TO THE SELLERS' OBLIGATIONS
         The Obligations of the Sellers under this Agreement to consummate the sale of the Shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
         7.1 Representations and Warranties True; Obligations Performed. The representations and warranties of each of Holdco and its Affiliates contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by Holdco and its Affiliates on or before the Closing Date shall have been complied with in all material respects. If and to the extent the representations and warranties of Holdco and its Affiliates contained in this Agreement or in any of the other Transaction Documents are not true and correct in all material respects as of the Closing Date and the covenants and conditions contained in this Agreement to be complied with in all material respects by Holdco or its Affiliates on or before the Closing Date have not been so complied with, then Holdco shall promptly notify the Sellers in writing in reasonable detail thereof before consummation of the Closing. At the Closing, Holdco shall deliver to the Sellers an officer's certificate as to compliance by Holdco of the conditions set forth in this Paragraph 7.1.
         7.2 Closing Deliveries of Holdco and Newco. At or prior to the Closing, Holdco and Newco, as the case may be, shall have executed and delivered to the Sellers or otherwise caused to be delivered to the Sellers, as the case may be, each of the following documents or other items:
              (a) Payment. At the Closing, Newco shall have assumed the Assumed Liabilities, as described in Paragraph 2.4, and, to the extent provided in Paragraph 2.6(c), the Excluded FFCA Liabilities, in each case pursuant to assignment and assumption agreements in form and substance reasonably satisfactory to the Sellers;
              (b)(i) The Notes. RTM shall have executed and delivered to the Sellers the Notes. (ii) Cash Payment. Holdco shall have made the cash payment required pursuant to this Agreement.
              (c) Lease Assignment and Assumption Agreement. Newco shall have executed and delivered Lease Assignment and Assumption Agreements with respect to the Restaurant Leases, substantially in the form of Exhibit 6.2(c) hereto;
              (d) Equipment Lease Assignment and Assumption Agreement. Newco shall have executed and delivered lease assignment and assumption agreements with respect to the Equipment Leases substantially in the form of Exhibit 6.2(l) hereto;
              (e) Debt Documents Assignment and Assumption Agreements. Newco shall have executed and delivered assignment and assumption agreements evidencing the assumption by Newco of each of the Debt Documents in form and substance reasonably satisfactory to the Sellers;
              (f) Licenses. Newco One shall have executed and delivered the Licenses for each of the Restaurants;
              (g) Articles of Incorporation; Bylaws. Holdco shall have delivered certified copies of the Articles of Incorporation and by-laws of Holdco;
              (h) Certificate of Good Standing. Holdco shall have delivered a Certificate of Good Standing of Holdco from its jurisdiction of incorporation;

              (i) Directors' Resolutions. Holdco shall have delivered copies, certified by the Secretary of RTM, Holdco and RTM Management, of resolutions of the Board of Directors of RTM, Holdco and RTM Management authorizing the execution and delivery of this Agreement and/or the Transaction Documents to which such entity is a party and consummation of the transactions contemplated herein and therein;
              (j) Holdco Consents. Holdco shall have delivered executed copies of each of the consents listed on Schedule 7.2 (j) hereto;
              (k) Option Agreements. Holdco shall have executed and delivered to each Seller Option Agreements substantially in the form of Exhibit 7.2(k) hereto, which Option Agreements, in the aggregate, grant to the Sellers the right to acquire 20% of the outstanding shares of Newco One and 20% of the outstanding shares of Newco Two;
              (l) Guaranty. RTM, Holdco, Newco One and RTM Management shall have executed and delivered a Guaranty substantially in the form of Exhibit
7.2 (1) hereto (the "Guaranty");
              (m) Indemnification of Guarantees. RTM shall have executed and delivered an indemnification agreement, in form and substance reasonably satisfactory to the Sellers, evidencing the indemnification by RTM of Triarc Companies, Inc. ("Triarc") for any amounts paid by Triarc under any of the guarantees listed on Schedule 7.2 (m) hereto; and
              (n) Development Agreement. At or prior to the Closing, Newco One shall have executed and delivered the Development Agreement.
              (o) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.
              (p) Management Agreement. RTM and RTM Management shall have executed and delivered the Management Agreements to which they are a party, respectively.
              (q) Opinion of Counsel. The Sellers shall have received the opinion of outside counsel to Holdco, who shall be reasonably acceptable to the Sellers, dated the Closing Date, addressed to the Sellers, as to the enforceability of the Notes, the Guaranty and the Security Documents (as defined in the Guaranty), excluding real estate

Security Documents, against RTM, Holdco, Newco, RTM Management and the Principals (as defined in the Guaranty) as the case may be.
              (r) Sellers'  Legal  Opinion.  The Sellers shall have received the favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Sellers, covering such matters relating to the Transaction Documents and the consummation of the transactions thereby as the Sellers may reasonably request, the cost of which shall be borne by Sellers.
              (s) Landlord's Estoppel Certificates and Consents. Newco shall have delivered to Sellers Landlord's Estoppel Certificates and Consents for those Restaurants listed on Schedule 7.2(s), substantially in the form of
Exhibit 7.2(s) hereto.
              (t) FFCA Loan Agreements Amendments. FFCA shall have agreed to the amendments to the FFCA Loan Agreements described in Schedule 5.5 hereto.
         7.3 No Injunction. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transfer of the Assets to Newco or the sale of the Shares to Holdco may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any court, governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such court or agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

                            ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS
                   AND WARRANTIES; INDEMNIFICATION

         8.1 Survival of Representations and Warranties of the Sellers and Arby's After Closing. All representations, warranties, covenants and agreements of the Sellers and Arby's and Holdco and its Affiliates in this Agreement and the Transaction Documents shall survive the execution and delivery of this Agreement and the Closing hereunder. Except as otherwise specifically provided in this Agreement, all representations and warranties of the Sellers and Arby's contained in this Agreement or in any Transaction Documents shall thereafter terminate and expire (i) on the date that is one (1) year from the Closing Date, with respect to any General Claim (as defined below) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which Holdco shall not have given written notice to the Sellers on or prior to the date that is one (1) year from the Closing Date, (ii) with respect to any Tax Claim (as defined below), on the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation or (b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations, and (iii) on the fifth anniversary of the Closing Date, with respect to any Environmental Claim (as defined below) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which Holdco shall not have given written notice to the Sellers and Arby's on or prior to the fifth anniversary of the Closing Date and (iv) as of the Closing with respect to Paragraph 3.09 hereof. Except as otherwise provided in this Agreement, the covenant and agreement of the Sellers and Arby's contained in Paragraph 5.18 shall terminate and expire on the date upon which such Excluded Liability to which it may relate is barred by all applicable statutes of limitation. As used in this Agreement, the following terms have the following meanings:
         (w) "General Claim" means any claim (other than a Tax Claim, an Environmental Claim or a Special Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of any Seller or Arby's contained in this Agreement or in any Transaction Document delivered pursuant to this Agreement.
         (x) "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of any Seller or Arby's contained in this Agreement or in any Transaction Document delivered pursuant to this Agreement related to taxes.
         (y) "Environmental Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of the representation and warranties of any Seller or Arby's contained in Paragraph 3.11 hereof.

         (z) "Special Claim" means any claim based upon, arising out of or otherwise in respect of any breach of any covenant or agreement of any Seller or Arby's with respect to (i) any lawsuit or worker's compensation claim pending on the Closing Date which relates solely to the ownership or operation of the Restaurants by the Sellers on or prior to the Final Date, (ii) the payment by the Sellers of the Excluded Liabilities and/or the Excluded FFCA Liabilities,
(iii) failure by the Sellers to comply with applicable bulk sales laws.
         8.2 Obligation of the Sellers and Arby's to Indemnify. Subject to the limitations contained in Paragraph 8.1 and Paragraph 8.5, each of the Sellers, jointly and severally, and Arby's, severally and not jointly, agrees to indemnify, defend and hold harmless Holdco (and its directors, officers, employees, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements)("Losses") based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of such Seller contained in this Agreement or in any Transaction Document delivered pursuant to this Agreement or (ii) the failure of such Seller to comply with any applicable bulk sales law.
         8.3 Obligation of Holdco to Indemnify. Holdco agrees to indemnify, defend and hold harmless the Sellers from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Holdco, RTM or any of their Affiliates contained in this Agreement or in any Transaction Document delivered pursuant to this Agreement, (ii) the operations of Newco from and after the Closing Date and (iii) any Assumed Liabilities, until paid. Except as otherwise provided in this Agreement, the covenant and agreement of Holdco in respect of any Assumed Liability shall terminate and expire upon the date upon which such Assumed Liability is barred by all applicable statutes of limitation.

         8.4  Notice and Opportunity to Defend.
              (a) Notice of Claims. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Paragraph 8.2 or 8.3 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.
              (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted
Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.
         8.5 Limitations on Indemnification. The indemnification provided for in Paragraph 8.2 shall be subject to the following limitations:

                  (i) The Sellers and Arby's shall not be obligated to pay any amounts for indemnification under this Article VIII, except those based upon, arising out of or otherwise in respect of Special Claims or Paragraphs 3.1(c), 3.2, 3.10, 3.14, 5.3, 5.18 and 9.5 hereof (collectively, the "Basket Exclusions"), until the aggregate amounts for indemnification, exclusive of those based on the Basket Exclusions, equals $2,000,000 (the "Basket Amount"), whereupon the Sellers shall be obligated to pay in full all such amounts for indemnification in excess of the Basket Amount.
                  (ii) Subject to the limitations set forth in clauses (iii) and
     (iv) of this Section 8.5 the Sellers and Arby's shall be obligated to pay any amounts for indemnification based on the Basket Exclusions (in accordance with their liability as set forth in Paragraph 8.2) without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.
                  (iii) The indemnification obligations of the Sellers hereunder shall not exceed, in the aggregate, $55,000,000.
                  (iv) The indemnification  obligations of Sellers under Section
8.2 ("Sellers' Indemnification Obligations") shall be suspended (and Seller shall not be required to make any indemnification payments) from and after the date on which the legality or enforceability of the Guaranty as against any of the Guarantors is challenged in any judicial (or alternative dispute resolution) action or proceeding and shall remain suspended until a final, non-appealable, decision is rendered in such action or proceeding. Sellers' Indemnification Obligations shall cease and determine, and be of no further force or effect, and Sellers shall have no liability therefor, from and after the first date on which
(a) it is determined that the Guaranty cannot be enforced as against any one or more of the Guarantors or (b) any one or more of the Guarantors shall fail timely to honor its stated obligations under the Guaranty for any reason whatsoever, including, without limitation, its inability or unwillingness to do so.
         8.6 Computation of Losses. (i) The amount of any Losses for which indemnification is provided under this Article VIII shall be reduced by any insurance recovery if and when actually realized or received, in each case in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnitee to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnitee in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnitee is reduced by any insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnitee subsequently is required to repay the amount of any such insurance recovery or such insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnitee in accordance with the provisions of this Agreement.
         (ii)  With  respect  to claims  for  indemnification  pursuant  to this
Article VIII, Losses shall not include any Losses (i) which constitute costs of causing the operation of the Restaurants to comply with applicable laws to the extent any costs so incurred exceed the Commercially Reasonable Costs of causing the operation of the Restaurants to comply in all material respects with such laws; (ii) which constitute costs of operating the Restaurants in the ordinary course in compliance with applicable laws in all material respects except to the extent such costs constitute Commercially Reasonable Costs arising out of violations of applicable laws that existed or occurred at or prior to the Closing; or (iii) which constitute costs of conducting the investigation and remediation of environmental conditions to the extent such costs exceed the Commercially Reasonable Costs of conducting investigation and remediation of said environmental conditions. For purposes of this Agreement, "Commercially Reasonable Costs" shall mean the costs which a reasonably prudent person, acting in a commercially reasonable manner and seeking to minimize or mitigate his expenses to the extent reasonably practicable consistent with prudent business practices (assuming such person did not have any right of indemnity under this Agreement), would expend to resolve the matter.

         8.7 Sole Remedy. Holdco acknowledges that the indemnification provisions contained in this Article VIII constitute Holdco's sole remedy following the Closing with respect to any of the matters arising out of or in connection with this Agreement. Holdco acknowledges and agrees that: (i) Holdco and its Affiliates have the experience and knowledge to evaluate the business, financial condition, assets and liabilities of the Sellers and Arby's; and (ii) in determining to acquire the Shares and, therefore, the underlying assets and liabilities of Newco (including the real property, fixtures and tangible personal property), Holdco has made its own investigation into, and based thereon Holdco has formed an independent judgment concerning, the Shares and the underlying assets and liabilities of Newco (including the real property, fixtures and tangible personal property). It is therefore expressly understood and agreed that Holdco hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the Sellers, their Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns, under any applicable law (including environmental laws) or regulation now existing or hereafter enacted other than for Losses for which the Sellers are expressly required to indemnify Holdco under this Article
VIII. Holdco agrees that it will not bring any such claim or action under any law or regulation (including environmental laws) which seeks to allocate liabilities between Holdco and the Sellers in a different manner than as expressly set forth in this Agreement or in a more costly manner than would be the case under applicable laws in effect on the date hereof.

                             ARTICLE IX
                      MISCELLANEOUS PROVISIONS
         9.1 Headings. The subject headings of the paragraphs, sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
         9.2 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations and understandings of the parties.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
         9.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         9.4 Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
         9.5 Expenses. Except as expressly provided herein, Holdco and the Sellers shall each respectively be responsible for their own fees and expenses (and those of their Affiliates), including the fees and expenses of its counsel, accountants and other advisors, incurred in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents, including, but not limited to, legal and accounting fees. Each of Holdco, on the one hand, and the Sellers, on the other hand, agree to be liable for one-half of
(i) the fees payable by each of the parties hereto under the HSR Act, (ii) the payment of all FFCA costs and FFCA related mortgage recording and other charges, and (iii) all sales, transfer and use taxes and similar charges (other than any transferee liability with respect to taxes relating to non-compliance with bulk sales laws, which shall be borne by Sellers), if any, arising out of any transfers of the Assets contemplated by this Agreement, including the transfer of assets to Newco.
         9.6  Nature  of  Representations.   No  representations  or  warranties
whatsoever are made by any party, except as specifically set forth in this Agreement, or as specifically set forth in any schedule, instrument, certificate, exhibit or other writing provided for herein. All statements contained in any such instrument or other writing shall be deemed to be representations and warranties under this Agreement to the extent specified in this Agreement. All such representations and warranties shall not survive the execution and delivery of this Agreement.

         9.7 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or telecopied (receipt confirmed) on the party to whom notice is to be given, one (1) business day after the date of depositing the same with a reputable overnight courier service or five (5) days after the date of depositing the same in the U.S. mail, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid and properly addressed as follows:
              To any Seller:
                           c/o Arby's, Inc.
                           1000 Corporate Drive
                           Ft. Lauderdale, Florida  33334
                           Attention: General Counsel
                           Telecopy No.:  (954) 351-5619

              with a copy to:
                           Triarc Companies, Inc.
                           280 Park Avenue
                           New York, New York  10017
                           Attention: General Counsel
                           Telecopy No.: (212) 451-3216

              To RTM:
                           RTM, Inc.
                           5995 Barfield Road
                           Atlanta, Georgia  30328
                           Attention: Mr. Dennis E. Cooper
                              Senior Vice President

              To Holdco:
                           [Holdco]
                           c/o  RTM, Inc.
                           5995 Barfield Road
                           Atlanta, Georgia  30328
                           Attention: Mr. Dennis E. Cooper
                              Senior Vice President

              with a copy to:
                           Arnall Golden & Gregory
                           2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450
                           Attention: Philip G.  Skinner

         Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

         9.8 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.
         9.9  Jurisdiction.
              (a) Any action or proceeding relating in any way to this Agreement or any of the Transaction Documents may be brought and enforced in the courts of the State of Florida or of the United States that are located in Broward County, Florida, and each of the parties irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding. Each of the parties further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such party at its address as provided for notices hereunder. The foregoing shall not limit the right of any party to serve process in any other jurisdiction.
              (b) Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or any other Transaction Documents in any court located in any jurisdiction chosen by any other party in accordance with clause (a) of this Paragraph 9.9, and hereby further irrevocably waives any claim that a court located in any such jurisdiction is not a convenient forum for any such action or proceeding.
              (c) Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding relating in any way to this Agreement or any of the Transaction Documents in the courts of the State of Florida of the United States located in Broward County, Florida or of any other country or jurisdiction, and each party hereby waives any right it might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.
         9.10 Confidentiality. At all times, both during the term of this Agreement and after the Closing, each of the parties hereto and their respective agents, representatives, attorneys, accountants, financial advisors, partners and employees shall keep strictly confidential all non-public confidential or proprietary information in the possession of or known by them in connection with the business or operations of any of the other parties hereto. All information provided or obtained by Holdco or any of its Affiliates pursuant to this Agreement and the Transaction Documents shall be held in accordance with and subject to the terms of the Confidentiality Agreement, dated October 28, 1996, between RTM and Arby's (the "Confidentiality Agreement").
         9.11 Public Announcement. Neither the Sellers, nor Holdco or any of their respective affiliates (including, without limitation Triarc or RTM) shall make any public announcement concerning the subject of this Agreement or any of the Transaction Documents without the prior written approval of the other parties to this Agreement, except as may be required to comply with the requirements of applicable law or the rules and regulations of any applicable stock exchange, and then only after consultation with the other parties to this Agreement.
         9.12 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.
         9.13 Limitation on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, other than the parties hereto, and their permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, being deemed a third party beneficiary of this Agreement. 9.14 Valuation For Tax Reporting Purposes. RTM and the Sellers shall cooperate on the allocation of the Purchase Price together with the Assumed Liabilities and any other consideration payable pursuant to this Agreement to be used in preparing and filing their respective Forms 8594 with the Internal Revenue Service, as required by Section 1060 of the Code and for all other relevant federal and state tax purposes.
         9.15 Cooperation on Taxes. RTM, Holdco and the Sellers will, in good faith, provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended tax return or claim for refund, determining a liability for taxes or a right to a refund of taxes or conducting any audit or any other proceeding in respect of taxes. Each party shall use its reasonable best efforts to make its employees and agents (including attorneys, accountants and other professionals) available to the other on a mutually convenient basis to provide explanations of any documents or information provided hereunder. RTM, Holdco and the Sellers will provide such cooperation and assistance at their own expense, provided however, that all out-of-pocket fees and expenses, including fees and expenses of outside accountants and lawyers, shall be paid by the party requesting such cooperation and assistance. RTM and Holdco will retain any material records or other documents that they obtain pursuant to this Agreement or any of the Transaction Documents which relate to tax matters of Sellers for taxable periods through the Closing Date until six months after the expiration of the statute of limitations (including any extensions) applicable to such returns and other documents. Any information pertaining to Sellers' taxes shall be kept confidential by RTM and Holdco. Upon the expiration of any statute of limitations (including any extensions), with respect to a taxable period, RTM and Holdco shall offer to provide to the Sellers all records with respect to such period before destroying such records.
         9.16 Termination and Cancellation.
         (a) This Agreement may be terminated as follows: (i) at the election of Holdco, if one or more of the conditions contained in Article VI to the obligations of Holdco to close has not been satisfied or waived on or prior to June 30, 1997, (ii) at the election of the Sellers, if one or more of the conditions contained in Article VII to their obligation to close has not been satisfied or waived on or prior to June 30, 1997 or (iii) at any time prior to the Closing Date by the mutual written consent of the parties hereto. If this Agreement is terminated pursuant to the provisions hereof and the transactions contemplated hereby are not consummated as described herein the parties hereto agree that the provisions of the Confidentiality Agreement shall survive and remain in full force and effect in accordance with the terms thereof for the period provided therein.
         (b) Upon the termination of this Agreement, each party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. In the event of the termination of this Agreement due to a breach by any party of its material obligations under this Agreement, such breaching party shall bear the reasonable expenses of the other parties incurred in connection with the negotiation, preparation, execution and performance of this Agreement in addition to any other damages that may be applicable.
         9.17 Assignment. No party may assign this Agreement or any part hereof, without the prior written consent of the other parties hereto.
         9.18 No Solicitation, Etc.. Subject to any fiduciary duties under applicable law, from the date of this Agreement until the earlier of: (i) 90 days from the date hereof, (ii) the Closing or (iii) this Agreement is terminated as provided in Article VIII of this Agreement, the Sellers and Arby's and Triarc shall not solicit or enter into any discussions or negotiations with or furnish or cause to be furnished any information concerning the Sellers or Arby's to any person or entity (other than Holdco and its officers, directors, shareholders, employees and other agents) in connection with any acquisition of all or substantially all of the Restaurants, whether by merger, sale of capital stock, sale of assets or other business combination involving the Sellers or Arby's.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                       ARBY'S , INC.


                       By: /s/Curtis S.  Gimson
                           ------------------------
                           Its: SVP & GC


                       SELLERS:

                       ARBY'S RESTAURANT DEVELOPMENT CORPORATION


                       By: /s/Curtis S.  Gimson
                           ------------------------
                           Its: SVP


                       ARBY'S RESTAURANT HOLDING COMPANY


                       By: /s/Curtis S.  Gimson
                           ------------------------
                           Its: SVP



                       ARBY'S RESTAURANT OPERATIONS COMPANY


                       By: /s/John L.  Barnes, Jr.
                           ------------------------
                            Its: VP


Triarc Companies, Inc. ("Triarc") hereby irrevocably guarantees the prompt and complete payment and/or performance by the Sellers and Arby's, Inc. of each of the Seller's and Arby's, Inc.'s obligations under this Agreement; provided, however, that any time after the date hereof Arby's, Inc. or any direct or indirect parent company of Arby's, Inc. which owns more than 50% of the outstanding voting securities of Arby's, Inc. may be substituted for Triarc as guarantor and Triarc shall be released from its obligations hereunder, subject to the approval of Holdco, which will not be withheld unreasonably, if Arby's, Inc. or such parent expressly assumes in writing the prompt and complete payment and/or performance of the Sellers' and Arby's, Inc.'s obligations under this Agreement.
Such guaranty shall survive the Closing.


                       TRIARC COMPANIES, INC.


                       By: /s/John L.  Barnes, Jr.
                           ------------------------
                            Its: SVP

                       PURCHASER:

                       RTM PARTNERS, INC.



                       By: /s/Dennis E.  Cooper
                           ------------------------
                            Its: SVP


                       By: /s/Douglas N.  Benham
                           ------------------------
                            Its: SVP


                       For purposes of Paragraphs 5.7, 5.11, 9.14 and 9.15 only:
                       RTM, INC.


                       By: /s/Dennis E.  Cooper
                           ------------------------
                            Its: SVP


                       By: /s/Douglas N.  Benham
                           ------------------------
                            Its: SVP



In addition to the foregoing, RTM, Inc. hereby irrevocably guarantees the prompt and complete payment and/or performance by RTM Partners, Inc. of all of RTM Partners, Inc.'s obligations under this Agreement. Such guaranty shall terminate at the Closing.


                       RTM, INC.


                       By: /s/Dennis E.  Cooper
                           ------------------------
                            Its: SVP


                       By: /s/Douglas N.  Benham
                           ------------------------
                            Its: SVP

              SUMMARY OF OMITTED SCHEDULES AND EXHIBITS

SCHEDULES
     1(a)     --  Restaurants
     1(b)     --  Multi-Brand Locations
     2        --  Owned Store Real Property
     3        --  Capitalized Leases
     4        --  Operating Leases and Other Debt Documents
     5        --  Equipment Leases
     6        --  Petty Cash
     7        --  Restaurant Leases
     2.5      --  Excluded Liabilities
     3.3      --  No Conflict; Consents
     3.4      --  Compliance with Laws
     3.7      --  Litigation; Judgements
     3.11     --  No Hazardous Substance
     3.13     --  Owned Store Real Property; Liens
     3.16     --  Subsidiaries
     3.17     --  Contracts
     4.6      --  Capitalization of Holdco
     5.5      --  Amendments to FFCA Loan Agreements
     5.15     --  Bonds and Letters of Credit
     6.2(j)   --  Restaurants Requiring Landlord's Estoppel Certificates and
                  Consents
     7.2(m)   --  Indemnification of Guarantees
     7.2(s)   --  Restaurants Requiring Landlord's Estoppel Certificates and
                  Consents

EXHIBITS
     1(a), (b), (c) -- Form of Multi-Brand Licenses
     2.3          --   Form of Notes
     5.8          --   Form of Operating Agreement
     6.2(c)       --   Form of Lease Assignment and Assumption Agreements
     6.2(e)       --   Consents
     6.2(f)       --   Form of FIRPTA Certificate
     6.2(h)       --   Form of Special Warranty Bill of Sale
     6.2(i)       --   Form of Special Warranty Deed
     6.2(j)       --   Form of Landlord's Estoppel Certificates and Consents
     6.2(k)       --   Form of Quitclaim Deed
     6.2(l)       --   Form of Equipment Lease Assignment and Assumption
                       Agreement
     6.2(m)       --   Form of Owner's Affidavit
     6.2(r)       --   Form of Management Agreement
     7.2(j)       --   Holdco Consents
     7.2(k)       --   Form of Option Agreement
     7.2(l)       --   Form of Guaranty
     7.2(n)       --   Form of Development Agreement
     7.2(s)       --   Form of Landlord's Estoppel Certificates and Consents


The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon its request.


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